MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of results and operations and financial condition for Buffets, Inc. is presented for informational purposes pursuant to the indenture governing Buffets, Inc.‘s 11¼% senior subordinated notes due 2010. You should read the following discussion in conjunction with our condensed consolidated financial statements and related notes included elsewhere in this informational disclosure. Unless the context indicates or requires otherwise, (i) the terms “Buffets”, “we”, “our”, “us”, and “Company” refer to Buffets, Inc. and its subsidiaries and (ii) the terms “parent company” and “Buffets Holdings” refer to Buffets Holdings, Inc., our sole shareholder. Some of the statements in the following discussion are forward-looking statements. See “Forward-Looking Statements and Risk Factors.”

Overview

        We are one of the largest restaurant operators in the United States and we operate in the family dining segment of the restaurant industry. Our restaurants are principally operated under the names Old Country Buffet® and HomeTown Buffet®. As of June 28, 2006, we had 338 company-owned restaurants and eighteen franchised locations in 35 states.

        We were founded in 1983 to develop buffet-style restaurants under the name Old Country Buffet®. In October 1985, we completed our initial public offering and were listed on The NASDAQ National Market. In September 1996, we merged with HomeTown Buffet, Inc., which was developed by one of our co-founders and had 80 company-owned HomeTown Buffet® restaurants in eleven states and nineteen franchised restaurants in eight states. In October 2000, we were acquired by Buffets Holdings, a company organized by Caxton-Iseman Capital, Inc., in a buyout from public shareholders.

        Our financial results are significantly impacted by changes in sales at our company-owned restaurants. Changes in sales are largely driven by changes in average weekly guest counts and average guest check. Average weekly guest counts are affected by changes in consumer confidence, competition, economic conditions and unusual weather patterns. We monitor average weekly guest counts very closely, as they directly impact our revenues and profits, and focus substantial efforts on growing these numbers on a same-store basis. Same-store average weekly sales and guest counts are affected by several factors including, our ability to consistently deliver a high-quality, value-priced selection of home-style cooked meals in a clean and pleasant self-service buffet format and the success of our marketing promotions and other business strategies.

        Our business model is characterized by a relatively fixed cost structure, particularly in the short term. Accordingly, changes in marginal average weekly sales volume can have a more significant impact on our profitability than for a business operating in a more variable cost structure. Over a longer time horizon, by virtue of our diversified food offerings, we are able to address the semi-fixed element of food cost by modifying our offerings or by highlighting other foods on the menu in order to reduce consumption of the higher cost items. In addition, we monitor our labor costs and hourly employee productivity, as measured by the number of guests served per labor hour, on a weekly basis to ensure that restaurants are responsive in scheduling and managing our labor to varying levels of guest traffic.

        Since we were acquired by Buffets Holdings in a buyout from its public shareholders in October 2000, we have focused on improving asset management and optimizing our capital structure. As a result, we have had net closures of 66 restaurants in less attractive locations either through early termination, or non-renewal at lease end, since October 2000.

        Our fiscal year comprises 52 or 53 weeks divided into four fiscal quarters of twelve, twelve, sixteen and twelve or thirteen weeks. Beginning with the transitional period ended July 3, 2002, we changed our fiscal year so that it ends on the Wednesday nearest June 30 of each year. The fiscal year 2002 transition period consisted of 26 weeks and was divided into two periods of sixteen and ten weeks. Prior to that, our fiscal year ended on the Wednesday nearest December 31 of each year and each fiscal year was divided into periods of sixteen, twelve, twelve and twelve or thirteen weeks.

        The following is a description of the line items from our consolidated income statements:

•	We recognize as restaurant sales the proceeds from the sale of food and beverages at our company-owned restaurants at the time of such sale. We recognize the proceeds from the sale of gift certificates/cards when the gift certificates/cards are redeemed at our restaurants. Until redemption, the unearned revenue from the sale of gift certificates/cards is included in accrued liabilities on our consolidated balance sheets. Our franchise income includes royalty fees and initial franchise fees received from our franchisee. We recognize royalty fees as other income based on the sales reported at the franchise restaurants.

•	Restaurant costs reflect only direct restaurant operating costs, including food, labor and direct and occupancy costs. Labor costs include compensation and benefits for both hourly and restaurant management employees. Direct and occupancy costs consist primarily of costs of supplies, maintenance, utilities, rent, real estate taxes, insurance, depreciation and amortization.

•	Advertising expenses reflect all advertising and promotional costs.

•	General and administrative expenses reflect all costs, other than advertising expenses, not directly related to the operation of restaurants. These expenses consist primarily of corporate administrative compensation and overhead, district and regional management compensation and related management expenses and the costs of recruiting, training and supervising restaurant management personnel.

•	Closed restaurant costs represents costs associated with store closure of underperforming restaurants, including, but not limited to lease termination costs and obligations and employee termination costs.

•	Impairment of assets reflects fair market adjustments to the carrying value of long-lived assets, primarily comprised of leasehold improvements and equipment.

•	Financing-related compensation expenses reflect payments to holders of stock options and cash incentive plan units in conjunction with the issuance of Buffets Holdings 13 7/8% senior discount notes in May 2004.

•	Interest expense reflects interest costs associated with our debt, amortization of debt issuance cost and accretion of original issuance discount on our 11¼% senior subordinated notes.

•	Interest income reflects interest earned on our short-term investments.

•	Loss related to refinancing for fiscal 2004 reflects transaction and other costs associated with the amendment and restatement of out credit agreement on February 20, 2004. Loss related to refinancing for fiscal 2006 represents transaction fees incurred in conjunction with an amendment to our Credit Facility.

•	Loss related to the early extinguishment of debt reflects the costs associated with redeeming a portion of our 11¼% senior subordinated notes prior to their maturity during fiscal years 2004 and 2005.

•	Other income primarily reflects franchise fees earned.

•	Income tax expense (benefit) reflects the current and deferred tax provision (benefit) determined in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

Recent Developments

        On July 24, 2006, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Ryan’s Restaurant Group, Inc., a South Carolina Corporation (“Ryan’s”) and Buffets Southeast, Inc., a South Carolina corporation and wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub will merge with and into Ryan’s, with Ryan’s remaining as the surviving corporation (the “Merger”) in a cash transaction valued at approximately $876 million, including debt that will be assumed or repaid at or prior to closing. As a result of the merger, Ryan’s will become a wholly owned subsidiary of ours.

        Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of Ryan’s common stock, par value $1.00 per share (the “Shares”), other than any Shares owned by the Company or Merger Sub, will be canceled and will be automatically converted into the right to receive $16.25 in cash, without interest. Also, at the effective time of the Merger, each outstanding option to purchase Ryan’s common stock (all of which are vested or would vest as a consequence of the Merger) will be canceled and will be automatically converted into the right to receive the excess, if any, of $16.25 over the option exercise price.

        The parties to the Merger Agreement made customary representations and warranties and covenants, including covenants made by us to use commercially reasonable efforts to complete the financing necessary to effect the Merger and covenants made by Ryan’s (i) to obtain the requisite approval of Ryan’s stockholders, (ii) regarding the conduct of its business between the date of the signing of the Merger Agreement and the closing of the Merger and (iii) subject to certain exceptions, not to solicit, enter into discussions regarding, or provide information in connection with, alternative transactions. None of the representations or warranties made by either party survive the closing of the Merger.

        The Merger is expected to be completed in the fourth quarter of 2006, subject to regulatory approval as well as other closing conditions, including, among others, (i) the receipt of the necessary financing by the Company, (ii) approval of the Merger by Ryan’s stockholders and (iii) the absence of any order or injunction prohibiting the consummation of the Merger. The Merger Agreement contains certain termination rights for both Ryan’s and the Company. The Merger Agreement provides that, upon termination under specified circumstances, Ryan’s would be required to pay us a termination fee of $25 million, including up to $10 million for expenses incurred by us. The Merger Agreement further provides that, upon termination under specified circumstances, Merger Sub would be required to pay Ryan’s a termination fee of $7.5 million.

        In connection with the Ryan’s acquisition, we anticipate that the number of restaurant guests and revenues, expenses and margins for the combined company will be significantly different for fiscal 2007, when compared to our fiscal 2006. In addition, Buffets Holdings and Buffets will be required to completely refinance their existing indebtedness. It is anticipated that both the Merger and the refinancing will be funded through a combination of bank debt, senior subordinated debt and real estate financing, for which we have received an aggregate of up to $1.5 billion in commitments.

Litigation Challenging the Merger

        On July 28, 2006, a putative shareholder class action, Marjorie Fretwell v. Ryan’s Restaurant Group, Inc. et. al. Case No. 06-CP-23-4828, was filed against Ryan’s and its directors in the Greenville County, South Carolina Circuit Court.

        The compliant alleges that each of the directors of Ryan’s individually breached the fiduciary duties owing to the Ryan’s shareholders by voting to approve the merger agreement and alleges that Ryan’s aided and abetted such alleged breach of fiduciary duties. The compliant seeks, among other relief, the court’s designation of class action status, a declaration that entry into the merger agreement was in breach of the defendant’s fiduciary duties and therefore was unlawful and unenforceable, and entry of an order enjoining the defendants from taking further action to consummate the proposed merger. Ryan’s and its board of directors believe that the action is without merit and will vigorously defend it.

Critical Accounting Policies

        Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions, including those related to recoverability of long-lived assets, goodwill, self-insurance reserves and income taxes. Management bases its estimates and assumptions on historical experience and on various other factors. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

        We believe the following critical accounting policies affect management’s significant estimates and assumptions used in the preparation of our consolidated financial statements.

Long-Lived Assets

        We test property and equipment for impairment annually or whenever events or circumstances indicate that the carrying amount of a restaurant’s assets may not be recoverable. We test for impairment using historical cash flows and other relevant facts and circumstances as the primary basis for its estimates of future cash flows. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, namely as individual restaurants. A restaurant is deemed to be impaired if a forecast of undiscounted future operating cash flows, including disposal value, if any, is less than its carrying amount.

        If a restaurant is determined to be impaired, the loss is measured as the amount by which the carrying amount of the restaurant exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, we generally measure fair value by discounting estimated future cash flows. This process requires the use of estimates and assumptions, which are subject to a high degree of judgment. Accordingly, actual results could vary significantly from such estimates.

        During fiscal years 2004, 2005 and 2006, we expensed approximately $1.9 million, $3.6 million and $6.0 million, respectively, relating to the impairment of long-lived assets for 17, 29 and 33 restaurants, respectively.

Goodwill

        We test the recoverability of goodwill annually or whenever events or circumstances indicate that the carrying amount may not be recoverable. Goodwill is deemed to be impaired if the fair value of a reporting unit is less than its carrying value. If goodwill is determined to be impaired, the loss is measured as the amount by which the carrying amount of a reporting unit’s goodwill exceeds its implied fair value. The fair value of a reporting unit is an estimate based on assumptions regarding its future cash flows. In the event that these assumptions change in the future, we may be required to record impairment charges related to our goodwill. No impairment charges were recorded in fiscal years 2004, 2005 or 2006.

Insurance Reserves

        We carry insurance reserves for exposure related to our workers compensation, general liability, medical and dental programs. We effectively self-insure a significant portion of certain risks through the use of large self-insured retentions combined with stop-loss coverage, or by maintaining large deductibles on traditional policies of insurance. The liability represents an estimate of the ultimate cost of claims incurred and unpaid as of the balance sheet date on a discounted basis, including both reported claims and claims that have been incurred but not reported. The estimated liability is established based upon historical claims data and third-party actuarial estimates of settlement costs for incurred claims. Our estimates include our judgments and independent actuarial assumptions regarding economic conditions, the frequency and severity of claims and claim development patterns and settlement practices. These estimates and assumptions are monitored and adjusted when warranted by changing circumstances. Changes in these factors may produce materially different amounts of expense and liabilities that would be reported under these insurance programs.

Closed Restaurant Reserve

        We maintain a closed restaurant reserve for restaurants that are no longer being utilized in current operations. The closed restaurant costs are principally comprised of our estimates of lease termination costs and obligations, net of sublease and other cash receipts, and employee termination costs. Many factors including the local business environment, other available lease sites, the ability to secure subleases, the creditworthiness of subtenants, and our success at negotiating early termination agreements with lessors are considered in establishing the accruals. Adjustments to the reserve primarily relate to changes in subtenant income or actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the changes become known. The store closing reserve (current and noncurrent in aggregate) was $1.5 million and $2.8 million as of June 29, 2005 and June 28, 2006, respectively.

        We closed nineteen underperforming restaurants in fiscal year 2006 and incurred cash charges related to these restaurant closures of approximately $4.2 million. These charges included approximately $3.4 million related to lease termination costs and obligations, $0.4 million related to employee termination costs and $0.4 million related to other associated costs. Non-cash charges related to these closures were approximately $0.3 million. These charges were expensed as incurred pursuant to SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” and are recorded in “closed restaurant costs” in the consolidated income statements.

Income Taxes

        We estimate certain components of our provision for income taxes. These estimates include, among other items, depreciation and amortization expense allowable for tax purposes, allowable tax credits for items such as the Working Opportunity Tax Credit and taxes paid on reported employee tip income, effective rates for state and local taxes, and the tax deductibility of certain other items. Our estimates are based on current tax laws, the best available information at the time of the provision and historical experience. Income tax returns are subject to audit by federal, state, and local governments, generally years after the returns are filed. These returns could be subject to material adjustments or differing interpretations of the tax laws.

        Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial reporting amounts and the tax basis of existing assets and liabilities based on currently enacted tax laws and tax rates in effect for the periods in which the differences are expected to reverse. Income tax expense is the tax payable for the quarter, plus or minus the change during the quarter in deferred income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Gift Cards

        Historically, we have sold gift certificates to our guests. Beginning in November 2002, we stopped selling paper gift certificates and began selling gift cards. Proceeds from the sale of gift cards are initially recorded as a liability when received. Revenues from the sale of gift cards at our restaurants are recognized upon redemption. In estimating the related gift card liability, we analyze historical trends to derive our estimates of future gift card redemption patterns. The assumptions and activity are closely monitored for changes in escheatment laws and redemption patterns. We adjust our gift card liability based on historical and expected non-redemption trends. These adjustments are classified within direct and occupancy costs in our consolidated income statements. Our gift card/certificate liability was $4.1 million and $4.0 million as of June 29, 2005 and June 28, 2006, respectively.

Results of Operations

The following discussion reflects our historical results for the fiscal years ended June 29, 2005 and June 28, 2006. If the acquisition of Ryan’s is consummated, future results will not be consistent with our historical results. The following discussion should be read in conjunction with our consolidated financial statements included elsewhere in this report.

	Year Ended
	June 29,	June 28,
	2005	2006
	(Dollars in thousands)
Significant items that impacted results of operations:
Credit card claim settlement (1)	—	(715)
Closed restaurant costs (2)	2,909	6,023
Impairment of assets (3)	3,609	5,964
Loss related to refinancing (4)	—	647
Loss related to early extinguishment of debt (5)	1,923	—

(1)	Credit card claim settlement reflects funds received from the Visa Check/Master-Money Antitrust Litigation class action lawsuit. The settlement was recorded in direct and occupancy costs within the restaurant costs section of the consolidated income statement.

(2)	Closed restaurant costs were $6.0 million for fiscal 2006 as compared to $2.9 million for the fiscal 2005. The increase was in large part due to the closure of nineteen under performing restaurants in fiscal 2006 compared with eleven store closures in fiscal 2005. We incurred charges related to these store closures of approximately $4.5 million and $2.1 million in fiscal 2006 and fiscal 2005, respectively. In addition, we incurred charges of approximately $1.5 million and $0.8 million in fiscal 2006 and fiscal 2005, respectively, related to the termination of sublease agreements and other related costs.

(3)	We test property and equipment for impairment annually or whenever events or circumstances indicate that the carrying amount of a restaurant's assets may not be recoverable. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, namely as individual restaurants. During fiscal 2006 and 2005, we recognized losses of approximately $6.0 million and $3.6 million, respectively, related to impairments of the carrying value of our long-lived assets for 33 and 29 under performing restaurants, respectively, as the carrying value of these long-lived assets exceeded their fair value.

(4)	Effective as of July 28, 2005, we entered into an amendment to our credit agreement and incurred $0.6 million in transaction fees in the first quarter of fiscal 2006.

(5)	During the first quarter of fiscal 2005, we paid approximately $15.7 million to repurchase approximately $14.3 million of our 11¼% senior subordinated notes at an average price of 106.7%. The difference between the premium purchase price and the discounted carrying value of the senior subordinated notes, as well as the associated write-off of debt issuance costs, was recognized as a loss related to the early extinguishment of debt.

        The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

	Year Ended		Year Ended
	June 29, 2005		June 28, 2006
	(Dollars in thousands)
Restaurant sales	$926,781	100.0%	$963,161	100.0%
Restaurant costs	805,333	86.9	829,576	86.1
Advertising expenses	24,166	2.6	30,637	3.2
General and administrative expenses	43,701	4.7	44,192	4.6
Closed restaurant costs	2,909	0.3	6,023	0.6
Impairment of assets	3,609	0.4	5,964	0.6

Operating income	47,063	5.1	46,769	4.9
Interest expense	36,647	4.0	39,335	4.1
Interest income	(515)	(0.1)	(375)	(0.0)
Loss related to refinancing	—	—	647	0.1
Loss related to early extinguishment of debt	1,923	0.2	—	—
Other income	(935)	(0.1)	(994)	(0.1)

Income before income taxes	9,943	1.1	8,156	0.8
Income tax expense	3,050	0.3	2,519	0.3

Net income	$6,893	0.7	$5,637	0.6

    Certain percentage amounts do not sum to total due to rounding.

        The following narrative should be read in conjunction with the significant items that impacted results of operations discussed above.

        Restaurant Sales. Restaurant sales increased $36.4 million, or 3.9%, compared with the fiscal year ended June 29, 2005. Average weekly sales for fiscal 2006 of $53,381 were 6.2% higher than the prior year. Same-store sales for fiscal 2006 increased by 4.6% compared to the prior year, reflecting a 6.1% increase in average check, partially offset by a 1.5% decline in guest traffic. We believe high gasoline prices and rising mortgage interest rates have affected our target customers’ disposable income spending decisions and adversely impacted our guest counts. We believe this impact has been partially mitigated due to the popularity of our enhanced protein offerings. We currently expect same-store sales for the first quarter of fiscal 2007 (the 12-week period ending September 21, 2006) to range between a zero and a one percent decrease versus the comparable period in fiscal 2006.

        Restaurant Costs. Restaurant costs for fiscal 2006 decreased 0.8% as a percentage of sales compared with the prior year. Food costs increased 0.9% as a percentage of sales primarily due to our steak and shrimp promotions, which commenced early in fiscal 2006. Our steak offerings were introduced in the first quarter of fiscal 2006 and were expanded system-wide in the second quarter and further expanded in frequency to six-to-seven days per week during the third quarter. In addition, we expanded the frequency of our shrimp offerings during fiscal 2006.

        Labor costs were 1.6% lower as a percentage of sales in large part due to improved sales leverage, as well as a reduction in workers compensation costs as compared to the prior year. We have a large presence in the California market and a large part of our workers compensation reserve relates to claims in that state. Beginning January 1, 2003, a series of workers’ compensation medical reform bills were enacted in California in an effort to control rapidly increasing medical costs. The last of these reform bills was enacted in April 2004. In late 2004 and early 2005, California’s Division of Workers’ Compensation implemented significant regulatory changes called for by the reform bills, that have subsequently resulted in an overall reduction in the number of claims and the average cost per claim in that state. These trends have favorably impacted our claims experience in the California market, resulting in reductions in workers’ compensation insurance reserve totaling approximately $4.9 million during fiscal 2006.

        Direct and occupancy costs decreased by 0.1% measured as a percentage of sales versus the prior year primarily due to improved sales leverage attributable to reasonably fixed costs on an improving sales base, offset in part by unfavorable general liability insurance trends. Our claims experience worsened during fiscal 2006 resulting in increases in our general liability insurance reserve totaling approximately $1.9 million. We currently expect that restaurant costs will range between 86.1% and 87.1% as a percentage of sales during the first quarter of fiscal 2007.

        Advertising Expenses. Advertising costs increased 0.6% as a percentage of sales during fiscal 2006 versus the prior year as we significantly increased promotional advertising in conjunction with the expansion of our system-wide steak promotion during the second quarter. This heightened marketing commitment, resulting in media coverage for the majority of the Company’s owned buffet units, served to announce the system-wide introduction of steak offerings. Television advertising was expanded into areas that had previously not received advertising. The scope of advertising was reduced in the third and fourth quarters to a level more consistent with prior years. We expect that advertising costs will range between 3.2% and 3.4% as a percentage of sales during the first quarter of fiscal 2007.

        General and Administrative Expenses. General and administrative expenses decreased 0.1% as a percentage of sales during fiscal 2006 as compared to the prior year. This decrease was largely due to reasonably fixed costs on an improving sales base. We currently expect that general and administrative expenses will range between 4.3% and 4.5% as a percentage of sales for the first quarter of fiscal 2007.

        Interest Expense. Interest expense increased 0.1% as a percentage of sales during fiscal 2006 versus the prior year period primarily due to rising interest rates on our term loans. We currently expect that interest expense will range between 4.2% and 4.4% as a percentage of sales for the first quarter of fiscal 2007.

        Income Taxes. Income tax expense remained flat as a percentage of sales for fiscal 2006 versus fiscal 2005. The minor increase in the effective tax rate to 30.9% for fiscal 2006 compared with 30.7% for the prior year was largely attributable to the impact of the conversion of one of our subsidiaries to a limited liability company (LLC) in the second quarter, partially offset by the favorable impact of stable tax credits on declining pre-tax income. Effective September 22, 2005, OCB Restaurant Co. was converted to OCB Restaurant Company, LLC. In conjunction with this LLC conversion, we recognized a cumulative charge of $368,000 to restate the carrying value of our deferred tax assets, to reflect a lower expected future tax rate.

	Year Ended
	June 30,	June 29,
	2004	2005
	(Dollars in thousands)
Significant items that impacted results of operations:
Closed restaurant costs (1)	1,085	2,909
Impairment of assets (2)	1,878	3,609
Financing-related compensation expenses (3)	774	—
Loss related to refinancing (4)	4,201	—
Loss related to early extinguishment of debt (5)	5,275	1,923

(1)	Closed restaurant costs were $2.9 million during fiscal 2005 primarily related to the closure of eleven restaurants as compared to $1.1 million for fiscal 2004 related to the closure of fifteen restaurants. We incurred charges related to these closures of approximately $2.1 million and $0.8 million in fiscal 2005 and fiscal 2004, respectively. In addition, we incurred charges of approximately $0.8 million and $0.3 million related to the termination of sublease agreements and other related costs.

(2)	We test property and equipment for impairment annually or whenever events or circumstances indicate that the carrying amount of a restaurant's assets may not be recoverable. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, namely as individual restaurants. During fiscal 2005 and 2004, we recognized losses of approximately $3.6 million and $1.9 million, respectively, related to impairments of the carrying value of our long-lived assets for 29 and 17 under performing restaurants, respectively, as the carrying value of these long-lived assets exceeded their fair value.

(3)	On May 18, 2004, Buffets Holdings issued 13 7/8% senior discount notes due 2010 in a Rule 144A offering with a stated aggregate principal amount at maturity (including accreted amounts) of $132.0 million. As part of the transaction fees and expenses related to the offering, we recognized approximately $0.8 million of bonus payments to certain restaurant and corporate employees as financing-related compensation expenses.

(4)	During fiscal 2004, we entered into an amended and restated credit facility. In connection with this bank refinancing, we wrote off $4.2 million of debt issuance costs related to the predecessor credit facility.

(5)	During the first quarter of fiscal 2005, we redeemed approximately $14.3 million of our 11¼% senior subordinated notes at an average price of 106.7%. During the second half of fiscal 2004, we repurchased $29.6 million of 11¼% senior subordinated notes at an average price of 110.4%. The difference between the premium purchase price and the discounted carrying value of the senior subordinated notes, as well as the associated write-off of debt issuance costs, was recognized as a loss related to the early extinguishment of debt.

        The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

	Year Ended		Year Ended
	June 30, 2004		June 29, 2005
	(Dollars in thousands)
Restaurant sales	$942,831	100.0%	$926,781	100.0%
Restaurant costs	811,577	86.1	805,333	86.9
Advertising expenses	25,918	2.7	24,166	2.6
General and administrative expenses	42,658	4.5	43,701	4.7
Closed restaurant costs	1,085	0.1	2,909	0.3
Impairment of assets	1,878	0.2	3,609	0.4
Financing-related compensation expenses	774	0.1	—	—

Operating income	58,941	6.3	47,063	5.1
Interest expense	37,445	4.0	36,647	4.0
Interest income	(424)	—	(515)	(0.1)
Loss related to refinancing	4,201	0.4	—	—
Loss related to early extinguishment of debt	5,275	0.6	1,923	0.2
Other (income)	(1,379)	(0.1)	(935)	(0.1)

Income before income taxes	13,823	1.5	9,943	1.1
Income tax expense	3,267	0.3	3,050	0.3

Net income	$10,556	1.1	$6,893	0.7

    Certain percentage amounts do not sum to total due to rounding.

        The following narrative should be read in conjunction with the significant items that impacted results of operations discussed above.

        Restaurant Sales. Restaurant sales for the fiscal year ended June 29, 2005 decreased $16.0 million, or 1.7%, compared with the fiscal year ended June 30, 2004. The decline in sales was impacted by the closure of eleven buffet restaurants, partially offset by the opening of five units over the past year. Although average weekly sales for fiscal 2005 were $50,273, or 0.6% higher than the prior year, same-store sales for fiscal 2005 decreased by 0.6% compared to the prior year, which is comprised of a 3.0% decline in guest traffic partially offset by a 2.4% increase in average check. We attribute the weak sales trends during fiscal 2005 principally to a shift in the timing of the Christmas and New Year holidays to higher-volume weekend days as opposed to lower-volume days in the prior year as well as adverse weather conditions at various times during the year. We also believe high energy costs and uncertain economic conditions affected our target customers’ disposable income spending decisions and adversely impacted our guest counts.

        Restaurant Costs. Restaurant costs for fiscal 2005 increased by 0.8% as a percentage of sales compared with the prior year. Food costs increased 0.5% as a percentage of sales primarily due to commodity pricing pressures in our chicken and dairy product categories. Labor costs were 0.4% lower as a percentage of sales than those experienced in the prior year primarily due to a reduction in our restaurant management complement. Direct and occupancy costs increased by 0.7% measured as a percentage of sales versus the prior year. The increase was largely attributable to approximately $1.2 million in losses on disposal of assets primarily associated with the cancellation of two new store openings, as well as higher utility costs and leverage issues attributable to reasonably fixed costs on a declining sales base.

        Advertising Expenses. Advertising costs decreased 0.1% as a percentage of sales during fiscal 2005 versus the prior year as we significantly reduced television advertising during December and January.

        General and Administrative Expenses. General and administrative expenses increased 0.2% as a percentage of sales during fiscal 2005 as compared to fiscal 2004. Higher severance expense and professional fees during fiscal 2005 were partially offset by higher bonus expense and 401(k) expense related to employer matching contributions during fiscal 2004.

        Interest Expense. Interest expense remained flat as a percentage of sales during fiscal 2005 versus the prior year.

        Income Taxes. Income taxes remained flat as a percentage of sales for the fiscal year ended June 29, 2005 compared to the fiscal year ended June 30, 2004. The effective tax rate increased to 30.7% for fiscal 2004 compared with 23.6% for the prior year. The prior year rate was depressed by the impact of a more favorable than expected resolution to a state tax audit.

Liquidity and Capital Resources

        Cash flows generated from our operating activities provide us with a significant source of liquidity. Our sales are primarily for cash or credit and settlement occurs within a few days. Our cash flow from operations is used for debt service payments, capital expenditures, including remodeling initiatives, payments to vendors and general corporate purposes. Vendors are paid on terms ranging from 14 to 35 days. In addition to cash flows from operations, revolving credit loans and swingline loans are available to us under our credit facility. Letters of credit issued under the letter of credit facility are also available to us to support payment obligations incurred for our general corporate purposes. Our favorable vendor terms relative to the timing of our cash receipts allow us to voluntarily accelerate our debt repayments, causing a significant working capital deficit.

        Historically, our capital requirements have been for the development and construction of new restaurants, restaurant refurbishment and the installation of new information systems. We expect these requirements to continue in the foreseeable future.

        Operating Activities. Net cash provided by operating activities in fiscal years 2006, 2005 and 2004 was $50.1 million, $53.7 million and $54.4 million, respectively. Net cash provided by operating activities exceeded the net loss for fiscal years 2006 and 2005 principally due to the effect of depreciation and amortization, accretion of original issue discount and an increase in the loss related to the impairment of assets, partially offset by a deferred income tax benefit. Net cash provided by operation activities exceeded net income for fiscal 2004 primarily due to the effect of depreciation and amortization, a write-off of debt issuance cost related to bank financing and a loss related to early extinguishment of debt, partially offset by a decrease in accrued and other liabilities.

        Investing Activities. Net cash used in investment activities in fiscal years 2006, 2005 and 2004 was $32.7 million, $28.5 million and $28.4 million, respectively. Investment activities were largely comprised of capital expenditures for all three fiscal years. During fiscal 2006, remodeling and improvement costs on our existing restaurants accounted for approximately $26.3 million of our capital expenditures. The bulk of the remainder of our capital expenditures during fiscal 2006 were comprised of new construction expenditures. During fiscal 2005, new restaurant construction accounted for approximately $12.5 million of our capital expenditures. The remainder of our capital expenditures during fiscal 2005 were primarily comprised of remodeling and improvement costs on our existing restaurants. During fiscal 2004, our capital expenditures were primarily comprised of $18.2 million in re-image expenditures, with the majority of the remaining expenditures representing remodeling and improvement outlays on our existing restaurants. The re-imaging effort in Fiscal 2004 primarily encompassed upgrades to the restaurant interiors including new wall and floor coverings and extensive décor enhancements. We completed the sale and leaseback of certain leasehold interests and leasehold improvements with respect to one location in fiscal 2004, with net proceeds from the transaction of approximately $2.7 million. The aggregate initial annual rent associated with the sale-leaseback transactions was $0.3 million in fiscal year 2004. We did not recognize a gain or loss on the transaction in 2004. In addition, the net proceeds were greater than the book value of the leasehold assets resulting in a deferred gain of $0.3 million in fiscal year 2004. This deferred gain is being accreted over the life of the respective restaurant lease.

        Financing Activities. Net cash used in financing activities in fiscal years 2006, 2005 and 2004 was $17.8 million, $30.6 million and $15.8 million, respectively. Financing activities consisted primarily of accelerated repayments of debt in all three fiscal years. In addition, we completed our partial bond repurchase program in August 2004, cumulatively expending $49.5 million to redeem $43.9 million of senior subordinated notes at an average price of 109.2% over a period of approximately six months. We spent $15.7 million during the first quarter of fiscal 2005 to redeem $14.3 million of senior subordinated notes at an average price of 106.7%.

      Future Capital Expenditures

         During fiscal 2007, we plan to:

•	Open one new restaurant with capital outlay of approximately $2.5 million.

•	Spend approximately $23 million on remodeling and improvement costs that will be capitalized. Remodels incorporate design elements to update the decor of our existing facilities including a lighter, more contemporary interior design and expanded dessert displays. Other improvement costs include a variety of outlays such as new carpet, equipment and minor leasehold improvements and display grill installations.

•	Spend approximately $1 million on miscellaneous corporate and information systems investments.

•	Spend approximately $20 million on the repair and maintenance of our existing restaurant locations that will be expensed. This will encompass expenditures to keep equipment in good working order and leasehold improvements in good condition, without substantially extending the economic lives of the underlying assets.

•	On August 1, 2006, our subsidiary, OCB Restaurant Company, LLC, acquired certain assets and liabilities of North's Restaurants, Inc. ("North's"), primarily comprised of five buffet restaurants in California and Oregon. The purchase price was $3.3 million. During the remainder of fiscal 2007, we plan to spend approximately $3.0 million to convert three of these units to HomeTown Buffet(R)restaurants and one unit to a Tahoe Joe's Famous Steakhouse(R)restaurant.

•	Spend approximately $8 million to $12 million on the integration of Ryan's and approximately $25 million on capital improvements specifically related to the restaurants we gain in the Ryan's acquisition.

        Buffets Holdings and Buffets will be required to completely refinance their existing indebtedness. It is anticipated that both the Merger and the refinancing will be funded through a combination of bank debt, senior subordinated debt and real estate financing, for which we have received an aggregate of up to $1.5 billion in commitments.

         In connection with the Merger, on September 15, 2006, Buffets Holdings commenced a tender offer and consent solicitation for any and all of its 13 7/8% senior discount notes and Buffets commenced a tender offer and consent solicitation for any and all of its 11¼% senior subordinated notes. In conjunction with the tender offers, each of Buffets Holdings and Buffets is soliciting consents of holders of a majority in aggregate principal amount or principal amount at maturity, as applicable, of its notes to eliminate substantially all of the restrictive covenants and certain events of default in the indenture under which its notes were issued. The tender offers will expire on October 31, 2006 and the early tender date is October 16, 2006. Holders of in excess of 80% of the aggregate principal amount at maturity of the Buffets Holdings 13 7/8% senior discount notes have agreed to tender their Buffets Holdings 13 7/8% senior discount notes on or prior to the early tender date.

        We are not aware of any other event or trend that would potentially affect our capital requirements or liquidity. For the next twelve months, we believe that cash flow from operations, landlord contributions, credits received from trade suppliers and available borrowing capacity will be adequate to finance our development plans, on-going operations and debt service obligations.

Credit Facilities and Other Long Term Debt

        On February 20, 2004, we entered into an amended and restated senior credit facility (“Credit Facility”). The Credit Facility provides for total borrowings of up to $310.0 million, including (i) a $230.0 million term loan, (ii) a $30.0 million revolving credit facility, (iii) a $20.0 million letter of credit facility, and (iv) a $30.0 million synthetic letter of credit facility. The terms of the Credit Facility permit us to borrow, subject to availability and certain conditions, incremental term loans or to issue additional notes in an aggregate amount up to $25.0 million. As of June 28, 2006, the outstanding balance of the term loan was $182.1 million.

        Effective as of July 28, 2005, we entered into an amendment to our Credit Facility. The amendment relaxed the interest coverage and maximum leverage ratios of the Credit Facility with which we are required to comply. The amendment also added a repricing protection clause relating to the prepayment of term loans borrowed under the Credit Facility. The repricing protection provided that we must pay a 1% prepayment premium on all such prepayments prior to January 27, 2006. No such prepayments occurred prior to January 27, 2006.

        Effective as of September 13, 2006, we entered into Amendment No. 2 to our Credit Facility. This Amendment No. 2 relaxed the interest coverage and leverage ratios of the Credit Facility with which we are required to comply.

        As of June 28, 2006, we had $38.7 million in outstanding letters of credit, which expire through November 15, 2007. As of June 28, 2006, total borrowing availability was $41.3 million, which is comprised of a revolving credit facility of $30.0 million and letter of credit facilities of $11.3 million.

        On June 28, 2002, we issued $230.0 million aggregate principal amount of its 11¼% senior subordinated notes due July 15, 2010 at 96.181%. Interest on our senior subordinated notes is payable semi-annually on January 15 and July 15 of each year. Beginning on July 15, 2006, we were entitled to redeem some or all of our senior subordinated notes, at certain specified prices, at any time. As of June 28, 2006, the carrying value of our senior subordinated notes was $180.5 million.

Contractual Obligations

        The following table provides aggregate information about our material contractual payment obligations and the fiscal year in which these payments are due:

Payments Due by Fiscal Year

	2007	2008	2009	2010	2011	Thereafter	Total
	(in thousands)
Long-term debt(1)	$1,862	$2,328	$177,863	$—	$184,665	$—	$366,718
Interest (2)	20,775	20,775	20,775	20,775	10,388	—	93,488
Operating leases(3)	53,211	51,640	47,986	41,369	34,382	214,621	443,209
Advisory fees(4)	2,100	2,000	2,000	2,000	2,000	—	10,100
Purchase obligations(5)	11,337	—	—	—	—	—	11,337

Total contractual cash
obligations	$89,285	$76,743	$248,624	$64,144	$231,435	$214,621	$924,852

(1)	Long-term debt payments for fiscal years 2007 through 2009 represent the required principal payments on our variable-rate credit facility. Long-term debt payments in fiscal year 2011 represent principal amounts due on our 11¼% senior subordinated notes, at face value, including carrying value of $180.5 million as of June 28, 2006 and accretion from that date through maturity of $4.2 million. Debt payments could be accelerated upon violation of debt covenants. We believe the likelihood of debt covenant violations to be remote.

(2)	Amounts represent contractual interest payments on our fixed-rate debt instrument. Interest payments on our variable-rate term loan facility are excluded. The borrowings under the term loan facility bear interest, at our option, at either adjusted LIBOR plus 3.50% or at an alternate base rate plus 2.50%, subject to a leverage-based pricing grid. The base rate is the greater of Credit Suisse First Boston's prime rate, or the federal funds effective rate plus one-half of one percent. The term loan facility matures on June 28, 2009. Interest payments are due quarterly. The interest rate, at LIBOR plus 3.50%, was 8.2% as of June 28, 2006. The borrowings due under the term loan facility are payable in equal quarterly installments in an annual amount equal to 1% of the term loan during each of the first four and a half years of the loan, with the remaining balance payable due in equal quarterly installments during the last year of the loan.

(3)	Operating leases is comprised of minimum rents and contingent rents. Operating leases have not been reduced by minimum sublease rentals of approximately $11.6 million.

(4)	The advisory fees comprise our contractual obligation to pay annual advisory fees to each of Roe H. Hatlen, Sentinel Capital Partners, L.L.C. and Caxton-Iseman Capital. Under the terms of these agreements, Mr. Hatlen and Sentinel Capital are each paid a fixed-price annual fee. The fee of Caxton-Iseman is calculated as a percentage of our earnings before interest, taxes, depreciation and amortization, which in fiscal 2005 resulted in a payment of $1.8 million. This figure has been used as an estimate for our obligations under that agreement for fiscal 2007 and each fiscal year thereafter. The agreements with Caxton-Iseman and Sentinel Capital are of perpetual duration, and hence no estimate of the aggregate amount of future obligations (represented in the "Thereafter" column, above) is provided.

(5)	In determining purchase obligations for this table we used our interpretation of the definition set forth in the SEC Final Rule, Disclosure in Management's Discussion and Analysis about Off-Balance Sheet Arrangements and Aggregate Contractual Obligations, which states, "a 'purchase obligation' is defined as an agreement to purchase goods or services that is enforceable and legally binding on the registrant and that specifies all significant terms, including: fixed minimum quantities to be purchased; fixed, minimum or variable/price provisions, and the approximate timing of the transaction." In applying this definition, we have only included purchase obligations to the extent the failure to perform would result in formal recourse against the Company. Accordingly, certain procurement arrangements that indicate we are to purchase future items are included, but only to the extent they include a recourse provision for our failure to purchase.

Other Commercial Commitments

        The following table provides aggregate information about our commercial commitments and the fiscal year in which they expire:

Amount of Commitment Expiration by Fiscal Year

	2007	2008	2009	2010	Thereafter	Total
	(in thousands)
Letters of credit(1)	$38,617	$118	$—	$—	$—	$38,735

Total commercial commitments	$38,617	$118	$—	$—	$—	$38,735

(1)	Our outstanding letters of credit expire at various times with final expirations in November 2007. As of June 28, 2006, total borrowing availability was $41.3 million, which is comprised of a revolving credit facility of $30.0 million and letter of credit facilities of $11.3 million.

Seasonality and Quarterly Fluctuations

        Our sales are seasonal, with a lower percentage of annual sales occurring in most of our current market areas during the winter months. Generally, restaurant sales per unit are lower in the winter months, our third fiscal quarter ending in April of each year. The impact of these reduced average weekly sales are mitigated in our quarterly data presentations through the inclusion of sixteen weeks in the quarter ending in early April of each year, compared to only twelve or thirteen weeks in each of the other fiscal quarters. Our restaurant sales may also be affected by unusual weather patterns, particularly during the winter months, major world events or matters of public interest that compete for customers’ attention.

New Accounting Standards

        In June 2005, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, which is the beginning of our fiscal year 2007. We do not believe that the adoption of SFAS No. 154 will have a material impact on our results of operations or financial position.

        In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets.” SFAS No. 153 amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 will be effective for fiscal years beginning after June 15, 2005, which is the beginning of our fiscal year 2007. We do not believe that the adoption of SFAS No. 153 will have a material impact on our results of operations or financial position.

        In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” This statement requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments granted to employees. SFAS No. 123(R) is effective as of the beginning of the first annual reporting period after December 15, 2005, which is the beginning of our fiscal year 2007. Pursuant to SFAS No. 123(R), we are a non-public entity and all outstanding equity compensation awards as of the adoption date will be accounted for in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Subsequent to the adoption date, the issuance of new awards and modification to existing awards will be accounted for in accordance with SFAS No. 123(R). We do not believe the impact of the adoption of SFAS No. 123(R) will have a material impact on our results of operations or financial position.

Forward-Looking Statements and Risk Factors

Certain statements contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. We have tried, whenever possible, to identify these forward-looking statements using words such as “projects,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions. Similarly, statements herein that describe our business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general business and economic conditions, negative publicity, the impact of competition, the seasonality of our business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, public health developments including avian flu, governmental regulations, and inflation. For a detailed discussion of risks and uncertainties that may cause our future performance to differ from that projected in the forward-looking statements, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets Holdings’ Form 10-K filed with the Securities and Exchange Commission on September 20, 2006. All forward-looking statements speak only as of the date of this report. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this report.

BUFFETS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 29,	June 28,
	2005	2006
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,613	$20,182
Receivables	6,740	4,979
Inventories	18,957	18,926
Prepaid expenses and other current assets	6,314	5,381
Deferred income taxes	12,346	10,260

Total current assets	64,970	59,728
PROPERTY AND EQUIPMENT, net	146,653	141,404
GOODWILL, net	312,163	312,163
DEFERRED INCOME TAXES	5,403	7,543
OTHER ASSETS, net	10,354	9,311

Total assets	$539,543	$530,149

LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
Accounts payable	$44,883	$49,978
Accrued liabilities	69,581	68,344
Income taxes payable	8,867	7,013
Current maturities of long-term debt	2,016	1,862

Total current liabilities	125,347	127,197
LONG-TERM DEBT, net of current maturities	376,739	360,661
DEFERRED LEASE OBLIGATIONS	28,375	28,356
OTHER LONG-TERM LIABILITIES	7,369	7,355

Total liabilities	537,830	523,569

COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY:
Common stock, $.01 par value; 100 shares authorized; 100 shares
issued and outstanding	—	—
Retained earnings	1,713	6,580

Total shareholder's equity	1,713	6,580

Total liabilities and shareholder's equity	$539,543	$530,149

BUFFETS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS

	For the Year Ended
	June 30,	June 29,	June 28,
	2004	2005	2006
	(In thousands)
RESTAURANT SALES	$942,831	$926,781	$963,161
RESTAURANT COSTS:
Food	307,807	307,087	327,244
Labor	287,203	278,991	274,652
Direct and occupancy	216,567	219,255	227,680

Total restaurant costs	811,577	805,333	829,576
ADVERTISING EXPENSES	25,918	24,166	30,637
GENERAL AND ADMINISTRATIVE EXPENSES	42,658	43,701	44,192
CLOSED RESTAURANT COSTS	1,085	2,909	6,023
IMPAIRMENT OF ASSETS	1,878	3,609	5,964
FINANCING-RELATED COMPENSATION EXPENSES	774	—	—

OPERATING INCOME	58,941	47,063	46,769
INTEREST EXPENSE	37,445	36,647	39,335
INTEREST INCOME	(424)	(515)	(375)
LOSS RELATED TO REFINANCING	4,201	—	647
LOSS RELATED TO EARLY EXTINGUISHMENT OF DEBT	5,275	1,923	—
OTHER INCOME	(1,379)	(935)	(994)

INCOME BEFORE INCOME TAXES	13,823	9,943	8,156
INCOME TAX EXPENSE	3,267	3,050	2,519

Net income	$10,556	$6,893	$5,637

BUFFETS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY (DEFICIT)

				Retained
			Additional	Earnings
	Common Stock		Paid-In	(Accumulated
	Shares	Amount	Capital	Deficit)	Total
	(In thousands, except share data)
BALANCE, July 2, 2003	100	—	—	5,655	5,655
Capital distribution	—	—	—	(20,101)	(20,101)
Net income	—	—	—	10,556	10,556

BALANCE, June 30, 2004	100	—	—	(3,890)	(3,890)
Capital distribution	—	—	—	(1,290)	(1,290)
Net income	—	—	—	6,893	6,893

BALANCE, June 29, 2005	100	—	—	1,713	1,713
Capital distribution	—	—	—	(770)	(770)
Net income	—	—	—	5,637	5,637

BALANCE, June 28, 2006	100	$—	$—	$6,580	$6,580

BUFFETS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	June 30,	June 29,	June 28,
	2004	2005	2006
	(In thousands)
OPERATING ACTIVITIES:
Net income	$10,556	$6,893	$5,637
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	33,807	32,247	32,067
Amortization of debt issuance costs	1,370	1,071	1,178
Net loss related to refinancing—
Write-off of debt issuance costs	4,201	—	—
Accretion of original issue discount	822	767	784
Loss related to early extinguishment of debt	5,275	1,923	—
Impairment of assets	1,878	3,609	5,964
Deferred income taxes	1,200	(801)	(54)
Loss on disposal of assets	305	2,280	1,218
Changes in assets and liabilities:
Receivables	(235)	331	1,761
Inventories	(674)	(683)	(703)
Prepaid expenses and other assets	2,795	(1,070)	1,282
Accounts payable	(677)	1,884	4,066
Accrued and other liabilities	(7,597)	2,551	(1,270)
Income taxes payable/refundable	1,363	2,717	(1,854)

Net cash provided by operating activities	54,389	53,719	50,076

INVESTING ACTIVITIES:
Proceeds from sale/leaseback transactions	2,710	—	—
Purchase of fixed assets	(33,007)	(29,131)	(31,346)
Collections on notes receivable	813	733	1,062
Acquisition of 20% minority interest in Tahoe Joe's Inc.	(370)	—	—
Sale (purchase) of other assets	1,471	(105)	(2,437)

Net cash used in investing activities	(28,383)	(28,503)	(32,721)

BUFFETS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Year Ended
	June 30,	June 29,	June 28,
	2004	2005	2006
	(In thousands)
FINANCING ACTIVITIES:
Repayment of debt	$(172,953)	$(29,781)	$(17,016)
Unrestricted cash proceeds from credit facility	195,300	—	—
Initial restricted cash proceeds from credit facility	34,700	—	—
Restricted cash proceeds from credit facility available as
of year end	(16,228)	—	—
Use of restricted cash for early extinguishment of debt	(18,472)	(15,736)	—
Use of unrestricted cash for early extinguishment of debt	(15,300)	—	—
Reduction of restricted cash available for early
extinguishment of debt	—	16,228	—
Capital distributions	(20,101)	(1,290)	(770)
Debt issuance costs	(2,723)	—	—

Net cash used in financing activities	(15,777)	(30,579)	(17,786)

NET CHANGE IN CASH AND CASH EQUIVALENTS	10,229	(5,363)	(431)
CASH AND CASH EQUIVALENTS, beginning of period	15,747	25,976	20,613

CASH AND CASH EQUIVALENTS, end of period	$25,976	$20,613	$20,182

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest (net of capitalized interest of $280, $538 and
$330, respectively)	$37,286	$32,530	$37,242

Income taxes	$700	$1,130	$2,549